Exhibit 10.33

AMENDMENT NUMBER TWO TO
EMPLOYMENT AGREEMENT

This Amendment Number Two is made as of December 1, 2008, to the Employment Agreement dated as of April 16, 2007 (the “Agreement”), by and between Southern Community Bank and Trust and James C. Monroe (“Officer”).  This Amendment is being made solely to conform the provisions of the Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

1.  Paragraph 10(e) of the Agreement is amended to read as follows:
“(e)           Such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum within sixty (60 days) following termination of this Agreement.”

2.  The Agreement is amended by adding the following Paragraphs 15 and 16:

“15.           Delayed Payments to Specified Employee of Publicly Traded Corporation.  If the Officer qualifies as a "specified employee" within the meaning of Treasury Regulation 1.409A-1(i) and if the Company determines that any benefit paid to the Officer hereunder is deferred compensation as defined by Section 409A of the Code, then notwithstanding anything herein to the contrary, the Company shall, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Officer under Section 409A of the Code, accumulate any payments of such benefit due hereunder and pay such benefit to the Officer in a lump-sum payment on the first day of the seventh month following the date of the Officer’s termination of employment.

16.           Compliance with Code Section 409A; No Deferral of Compensation.  In interpreting,  construing  or applying any provisions of the Agreement,  the  same  shall  be construed in such manner as shall comply with the terms of Section 409A of the Code, and in the event of any  inconsistency  with  the terms of Section  409A of the Code,  the  Corporation shall reform the violating provision so  as  to  meet such terms.  All payments of compensation due to Officer for the performance of services pursuant to this Agreement, other than those provided for under Section 10 above, shall be paid to Officer no later than two and one-half months following the year in which the Officer performed such services or, if later, the year in which the Officer attained a vested right to the payment.”

3.  No other terms and conditions of the Agreement are affected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment (Southern Community Bank and Trust by its duly authorized officer) effective as of the day and year first written above.

SOUTHERN COMMUNITY BANK AND TRUST

By:	/s/ Jeff T. Clark
Jeff T. Clark, President

OFFICER

/s/ James C. Monroe, Jr.	(SEAL)
James C. Monroe